SETTLEMENT AND RELEASE
                                    AGREEMENT

     THIS SALE AND RELEASE AGREEMENT (the "Agreement") is made and entered on August 25, 2003, with an effective date of September 2, 2003 by and between Communications Holding Corp. ("CHC"); and ABSS, Corp.("ABSS").

                                    Premises

     a) Southwin Financial Ltd., obtained a judgement against ABSS Corp. f/k/a UNICO ("ABSS") in the amount of nine hundred sixty thousand dollars ($960,000). "case No 22,208-B in 104th District Court of Taylor, TX and Delaware and Connecticut"

     b) CHC had purchased all rights to the judgement from Southwin Financial Ltd., and is now the legal recipient of the said judgement

     c) ABSS has only limited operations and no ability to pay the judgment. CHC is interested in settling the judgment owed by ABSS.

     d) ABSS, recognizing the current financial difficulties of ABSS, has agreed to offer CHC a two hundred thousand note payable ($200,000) having an interest rate at seven percent per annum, along with four million shares of restricted common stock in order to settle the judgement.

     e) The parties therefore want to set forth in this Agreement the terms and conditions of their settlement.

                                    Agreement

     Based on the foregoing premises, which are incorporated herein by this reference, the mutual covenants and conditions set forth herein, and in consideration of the execution of this Agreement, the relinquishment of the parties respective legal rights with reference to any and all potential claims, the giving, receipt or exchange of the promises herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereto agree as follows:

     1) Judgment and Release and Settlement. CHC for Two Hundred Thousand Dollars ($200,000) note payable with an interest rate of seven percent per annum (7%), and Four Million Shares of Common stock of ABSS, the receipt and adequacy of which is hereby acknowledged, hereby settles the ABSS' judgment in the amount of nine hundred sixty thousand dollars ($960,000) and releases and discharges ABSS, its successors and assigns, from any further obligation relating to amounts owed CHC related to the judgment and any and all existing or possible actions, causes of actions, claims, demands, damages, costs, fees and expenses of any kind, whether known or unknown, on account of or in any way arising from or related to the judgment or any other matter to the date hereof. ABSS will be completely released from the debt owed to CHC once the Four Million Shares are issued and note payable along with interest is completely paid off.

     2) Satisfaction of Judgment. CHC will cause its attorneys to file a satisfaction of judgment with the appropriate court, acknowledging that the judgment has been settled and that no further sums are owed by ABSS to CHC.

     3) Further Documentation. CHC agrees to provide additional documentation as may be reasonably necessary to acknowledge the satisfaction of judgment.

     4) ABSS allows CHC to appoint two board members. ABSS, having acknowledged that CHC will be a majority shareholder offers CHC the right to appoint two members to the Board of Directors.

     5) CHC allows ABSS to use its office immediately. ABSS will have the right to use CHC office space for the maximum sublet rate of $400 per month.

     6) One year note payable. The Two Hundred Thousand Dollars note payable will have a one year time period, or September 2, 2004 in which principal and interest must be paid in full. If ABSS does not comply with these terms by 5pm EST on September 2, 2004, then CHC will have the right to convert the unpaid amount at the current market price of five cents ($.05) per share with demand registration rights.

     7) Governing Law. This Agreement shall be governed by, enforced and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of the State of Nevada.

     8) Attorney's Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

     9) Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. All previous agreements between the parties, whether written or oral, have been merged into this Agreement. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

     10) Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated.

     11) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

     12) Facsimile Transmissions. Facsimile transmission of any signed original document, and retransmission of any signed facsimile transmission, shall be the same as delivery of an original. At the request of any party hereto, the parties will confirm facsimile transmitted signatures by signing an original document.

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     13) Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

ABSS, Corp.                                 Communications Holding Corp.

/s/  Alan Lew                               /s/  Andre Todd
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